American Medical Systems Holdings, Inc.
Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 30, 2006	December 31, 2005
Cash flows from continuing operating activities
Net (loss) income	($49,317)	$39,275
Loss from discontinued operations	(5,435)	—

(Loss) earnings from continuing operations	(43,882)	39,275
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation	4,695	5,135
Loss on asset disposals	385	601
Amortization of intangibles, including deferred financing costs	13,740	7,884
In-process research and development charges	94,035	9,220
Financing charges on credit facility	6,955	—
Excess tax benefit from exercise of stock options	(1,674)	—
Tax benefit on exercised stock option arrangements	5,911	5,413
Change in net deferred income taxes	560	882
Stock-based compensation	9,830	189
Changes in operating assets and liabilities	(16,501)	2,981

Net cash provided by continuing operating activities	74,054	71,580
Cash flows from investing activities of continuing operations
Purchase of property, plant and equipment	(21,923)	(5,110)
Purchase of business, net of cash acquired	(745,637)	(81,516)
Purchase of investments in technology	(31,935)	(1,620)
Purchase of license agreements/other intangibles	(2,050)	—
Purchase of short term investments	(155)	(33,774)
Sale of short term investments	15,189	33,743

Net cash used in investing activities of continuing operations	(786,511)	(88,277)
Cash flows from financing activities of continuing operations
Proceeds from issuance of long term debt	361,185	—
Proceeds from senior secured credit facility	352,660	—
Proceeds from issuance of common stock and exercised stock options	9,934	11,539
Excess tax benefit from exercise of stock options	1,674	—
Proceeds from short term borrowings	25,000	—
Repayments on senior secured credit facility	(913)	—
Repayment of short term borrowings	(25,000)	—
Financing charges on credit facility	(6,955)	—

Net cash provided by financing activities of continuing operations	717,585	11,539
Cash used in discontinued operations
Operating activities	(5,435)	—

Cash used in discontinued operations	(5,435)	—

Effect of exchange rates	(1,527)	354

Net decrease in cash and cash equivalents	(1,834)	(4,804)
Cash and cash equivalents at beginning of period	30,885	35,689

Cash and cash equivalents at end of period	$29,051	$30,885

Supplemental disclosure
Cash paid for interest	$8,376	$147
Cash paid for taxes	$14,445	$15,036